UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 29, 2018
(Date of earliest event reported)

Royale Energy, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	000-55912	81-4596368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1870 Cordell Court, Suite 210
El Cajon, California 92020
(Address of principal executive offices) (Zip Code)

(619) 383-6600
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company          □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section13(a) of the Exchange Act.          □

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 29, 2018, Royale Energy and its recently appointed Chief Executive Officer, Rod Eson, entered into and executed a two year employment agreement, effective June 1, 2018.  The following description of the terms of his employment is subject to, and qualified in its entirety by reference to, his employment agreement, which is attached to this Current Report as Exhibit 5.1.  Mr. Eson will receive a base salary of $275,000 annually, payable in monthly installments.  For the first year, Mr. Eson’s salary will be paid 50% in cash and 50% in shares of Royale’s common stock, valued at the fair value of the stock on the date of issuance.

Mr. Eson also will receive an initial grant of 581,396 shares of Royale common stock valued at $250,000 ($0.43 per share, equal to the closing market price of Royale’s common stock on May 22, 2018, the date on which the Company agreed to grant the shares pursuant to its initial, oral agreement with Mr. Eson).  The stock will vest in equal amounts of 33.33% of the shares on each of the first, second and third anniversaries of the date of grant. He will also be eligible to participate in Royale’s annual bonus plan, subject to the discretion of the Compensation Committee of the Board of Directors.  His employment terms include other standard employment, compensation and confidentiality provisions.

In addition, Mr. Eson will receive a $50,000 relocation allowance from Royale for the expense of moving from Houston to San Diego.

Item 9.01.          Financial Statements and Exhibits

(d)          Exhibits

Exhibit No.	Description
5.1	Employment agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYALE ENERGY, INC.

Date: June 29, 2018	By:	/s/ Stephen M. Hosmer
	Name:	Stephen M. Hosmer, Chief Financial Officer

2